Exhibit 5.1

May 26, 2026

LiqTech International, Inc.

c/o LiqTech North America, Inc.

1804 Buerkle Road

White Bear Lake, MN 55110

Re:	Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as your special counsel in connection with the registration statement on Form S-1 and the related Preliminary Prospectus (collectively, the “Registration Statement”), which is being filed with the Securities and Exchange Commission (the “Commission”) as of the date of this letter under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) $20,000,000 of shares of the authorized but unissued shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), that may be sold to Konik Capital Partners, LLC, a division of T.R. Winston & Co. (the “Underwriter”) pursuant to the terms of the that certain Underwriting Agreement to be entered into by and between the Company and the Underwriter in the form filed by the Company as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), (ii) pre-funded warrants to purchase some or all of the Shares (the “Pre-Funded Warrants”), (iii) up to an additional $3,000,000 of shares of the Common Stock of the Company or pre-funded warrants that may be purchased by the Underwriter pursuant to its over-allotment option in the Underwriting Agreement (the “Over-Allotment Shares”), and (iv) shares of Common Stock of the Company underlying the Underwriter’s Common Stock Purchase Warrant (the “Underwriter Warrants”) issued by the Company pursuant to the Underwriting Agreement (the “Underwriter Warrant Shares”) in an amount equal to 4% of all Shares (including Over-Allotment Shares and any Shares underlying Pre-Funded Warrants) sold pursuant to the Underwriting Agreement. Capitalized terms used but not defined in this opinion letter have the meanings given to those terms in the Registration Statement.

Snell & Wilmer | 5520 Kietzke Lane | Suite 200 | Reno, NV 89511-3041	SWLAW.COM

LiqTech International, Inc. May 26, 2026 Page 2

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Underwriting Agreement, a form of the Underwriter Warrants, the Company’s articles of incorporation, as amended, bylaws, as amended, the unanimous written consent by the Company’s board of directors (the “Board”) dated May 15, 2026, the unanimous written consent by the Board dated May 19, 2026, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed (i) the genuineness of signatures on the documents we have examined, (ii) the legal capacity and authority of the persons signing the documents we have examined, (iii) the truth and accuracy of all representations and warranties, (iv) the conformity to authentic documents of all documents submitted to us as copies, and (v) that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares, the Pre-Funded Warrants, the Over-Allotment Shares, and the Underwriter Warrant Shares issued after the date of this letter. We have not verified any of these assumptions.

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any federal or state securities laws.

Based on the foregoing, and subject to the assumptions, qualifications, and limitations stated in this letter, we are of the opinion that:

1.    Upon payment for and issuance and delivery of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.    Upon payment for and issuance and delivery of the Pre-Funded Warrants in accordance with the Underwriting Agreement, the Pre-Funded Warrants will be validly issued, fully paid and non-assessable.

3.    Upon payment for and issuance and delivery of the Over-Allotment Shares in accordance with the Underwriting Agreement, the Over-Allotment Shares will be validly issued, fully paid and non-assessable.

4.    Upon payment for and issuance and delivery of the Underwriter Warrant Shares in accordance with the Underwriter Warrants and the Underwriting Agreement, the Underwriter Warrant Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement or a Form 8-K related to the Underwriting Agreement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.